ASSET PURCHASE AGREEMENT


            Asset Purchase Agreement, made this 8th day of May 1998, by and among PIERCING PAGODA, INC., a Delaware corporation ("Buyer"); SEDGWICK SALES, INC., a Nevada corporation ("Seller"); DONALD M. SEDGWICK ("DMS"), GREGORY K. STAPLEY ("GKS"); THE SEDGWICK FAMILY TRUST (the "Trust"); and the undersigned beneficiary of the Trust (the "Beneficiary" and, collectively with the Trust, the "Shareholders"); provided that DMS and GKS are signatories of this Agreement solely for purposes of agreeing to enter into the Non-competition Agreement (as defined below) on the terms set forth below and the Beneficiary shall only have liability hereunder to the extent, if any, that she receives, directly or indirectly, distributions of cash or other consideration from the Trust.

                                  BACKGROUND

            Seller operates approximately 157 retail kiosk stores under the names Golden Chain Gang, Golden Chain International, Grand Illusions and Sedgwick Solid Gold International (the "Names") which sell primarily gold-plated jewelry (the "Business"). The Trust owns one hundred percent (100%) of the outstanding capital stock of Seller. The Beneficiary is the primary beneficiary of the Trust.

            Buyer desires to purchase, and Seller desires to sell, the Assets (as defined below) on the terms set forth below.

            NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties, intending to be legally bound hereby, agree as follows:

            1. Sale and Purchase of Assets. On the Closing Date (as hereinafter defined) and subject to the terms and conditions contained in this Agreement, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, assume and accept from Seller, free and clear of all liens and encumbrances, all right, title and interest in and to all of the following assets owned by Seller (the "Assets"):

                  (a)  Seller's  interest  in the one  hundred  and seven
(107)  existing or pending  leases for Seller's  kiosk  stores  listed in
Schedule 1(a) attached hereto, and the leases for any other locations as to which an Additional Store Exercise is made pursuant to Section 4 below (the "Stores"); and

                  (b) Store kiosks and any and all leasehold improvements, fixtures, benches, point-of-sale registers, telephones, credit authorization devices, stools, safes, security panels and existing security systems at the Stores (all of which are being sold "as is, where is" without warranty or representation except as specifically set forth herein); except to the extent that Buyer in its discretion determines not to acquire any such assets; provided that Seller must consent, such consent not to be unreasonably withheld or delayed, to any decision by Buyer not to acquire a Store kiosk; provided that Buyer's covenant to dispose of such assets, including without limitation paying off or otherwise eliminating Seller's obligations under the leases for the Stores, at Buyer's sole cost and expense, shall be a permissible condition to the granting of Seller's consent hereunder. As to any pending Stores for which a kiosk has not yet been constructed, Buyer shall be responsible for constructing, installing and paying for such kiosk.

            2. Excluded Assets. The Assets do not include cash, receivables, prepaid rents, inventory, personal vehicles, home office building and any other assets of Seller not identified in Section 1 above.

            3. Assumption of Certain Liabilities. Subject to the terms and conditions of this Agreement, Buyer shall assume and perform and pay those liabilities and obligations of Seller accruing or arising on and after the applicable Closing Date (as provided in Section 7 below): (i) with respect to the Stores' utilities


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and  merchant  association  dues and  expenses  and (ii)  under the  Stores'
leases. With the exception of the liabilities and obligations to be assumed by Buyer pursuant to the preceding sentence and the other provisions of this Agreement, Buyer shall not assume and shall in no event be liable for any other debts, liabilities or obligations of Seller, whether fixed or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, or otherwise and regardless of when they arose or arise. The obligations of Buyer pursuant to this Section 3 shall be evidenced by a lease assignment and assumption agreement setting forth such obligations, in the form attached hereto as Exhibit "A" (the "Assignment and Assumption Agreement"). All liabilities and obligations of Seller not assumed by Buyer pursuant to this Section 3 shall hereinafter be referred to as the "Retained Liabilities."

            4.    Purchase Price.

            (a) The consideration paid or payable to Seller by Buyer in exchange for the sale, transfer, assignment and delivery of the Assets, (the "Purchase Price"), shall be Three Million Dollars ($3,000,000.00), of which One Hundred Thousand Dollars ($100,000) was previously paid into an escrow account (the "Escrow") by Buyer with CoreStates Bank, N.A. (the "Escrow Agent") pursuant to the terms of an escrow agreement (the "Escrow Agreement"), which amount shall be returned to Buyer if the Closing does not occur unless the failure to close results from the breach of this Agreement by Buyer; minus (A) any unpaid amounts due to landlords with respect to the leases of the Stores arising prior to the Closing Date (not including Buyer's share of any Administrative Fees as referred to in section 17(n)); and (B) Fifteen Thousand Dollars ($15,000) per Store lease not assigned to Buyer (excluding the first seven such non-assigned Store leases) by December 31, 1998 on commercially reasonable terms, provided that, notwithstanding anything contained in this Agreement to the contrary, the adjustment pursuant to this clause (B) shall not exceed Ninety Thousand Dollars ($90,000) in the aggregate (the adjustments pursuant to the immediately preceding clauses (A) and (B) are collectively referred to as the "Lease Assignment Adjustment"). Ninety Thousand Dollars ($90,000) of the Purchase Price shall be paid on June 1, 1998 for the Initial Stores as provided in Section 7 below. With respect to any Remaining Stores not acquired by Buyer hereunder, Seller shall use its reasonable efforts to provide Buyer with an opportunity to negotiate for the acquisition of such Remaining Stores that Seller or its licensed operators desire to sell or close from time to time in the future.

            (b) All funds due Seller under this Agreement or the Escrow Agreement shall be paid by wire transfer to an account designated by Seller, or by certified or bank treasurer's check drawn to the order of Seller, as Seller directs.

            (c) The total of One Hundred Thousand Dollars ($100,000) remaining in Escrow after Closing shall secure Seller's obligations with respect to the Lease Assignment Adjustment and with respect to the payment of Administrative Fees to landlords pursuant to Section 17(n); provided that, when all but thirteen (13) of the landlord consents have been received, then the Escrow agent shall immediately release to Seller Fifteen Thousand Dollars ($15,000) of the escrowed funds for each consent received thereafter; provided further that, to the extent that the Escrow is insufficient to pay to Buyer any amount owing on account of the Lease Assignment Adjustment or such Administrative Fees, Seller and Shareholders shall remain liable for the payment of such amount. Upon the earlier of (i) the assignment of all but seven (7) Store leases and the tender of Seller's share of all such Administrative Fees; or (ii) December 31, 1998, the remaining amount in the Escrow shall be released to Buyer and/or Seller in accordance with the foregoing. Seller and Buyer shall issue joint instructions to the Escrow Agent to release to Seller and/or Buyer, as applicable, the Escrow in accordance with this Section
4. If there is a dispute as to such instructions, such dispute shall be resolved in accordance with Section 5.

            (d) As detailed on Exhibit B, Seller currently intends to dispose of approximately seventeen (17) of its current locations and to sell approximately thirty-one (31) stores to licensed operators that would operate gold-plated jewelry businesses using the Names or other names selected by the licensed operators. Any of the thirty-one (31) stores currently scheduled to be transferred to licensed operators in accordance with the preceding sentence which are not ultimately transferred to such licensed operators (the "Remaining Stores") shall be disclosed to Buyer in writing by Seller (a (4(d) Notice") promptly upon Seller's becoming aware that any such Remaining Store's sale to a licensed operator is not likely to be completed. Buyer shall have the right and option, at Buyer's sole election to be made by written notice to Seller within ten (10) business days following Buyer's receipt of the



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applicable  4(d)  Notice,  to (i)  acquire  any of the  Remaining  Stores specified by Buyer in such 4(d) Notice without the payment of any additional consideration; provided that the total of the number of Stores so specified plus the number of Stores on Schedule 1(a) does not exceed one hundred ten (110); and (ii) purchase none, any or all of such Remaining Stores without inventory from Seller at the price of Eighteen Thousand Dollars ($18,000) each, payable in cash at Closing, with Buyer accepting the kiosk and assuming the lease therefor as of the Closing; provided that if, as a result of the timing of the applicable 4(d) Notice, the purchase of the applicable Remaining Store cannot be completed by the Closing Date, the purchase shall be completed as soon as practicable thereafter. Buyer's election to acquire Remaining Stores pursuant to 4(d)(i) or 4(d)(ii) shall be referred to as an Additional Store Exercise.

            5. Disputes. In the event there is a dispute as to any matter arising under this Agreement, the disputing party shall notify the other in writing of such dispute and the basis therefor promptly and the parties shall attempt to resolve such dispute. In the event the parties are unable to resolve such dispute within thirty (30) days, they shall reduce to writing those points on which they agree and those points on which they disagree and shall (i) retain as arbitrator the Chicago, Illinois office of Arthur Andersen LLP or, failing their agreement to act as arbitrator, such other independent accounting firm as may be mutually agreed upon by the parties to review such matters as to which the parties have not agreed in writing and (ii) request such arbitrator to act as promptly as practicable in accordance with its own rules to resolve all such disputed matters within thirty (30) days after being retained by the parties. The decision of the arbitrator shall be in writing and shall be final, non-appealable and binding on Seller and Buyer, and the fees and expenses, if any, of such arbitrator shall be paid one-half by Seller and one-half by Buyer. Nothing herein shall limit Buyer's right to seek injunctive or other equitable relief in the event of a breach of the non-competition agreement referred in Section 9.

            6. Allocation of Assets, Liabilities and Purchase Price. The Purchase Price shall be allocated among the Assets as set forth on the Schedule attached hereto as Exhibit "C", provided that in the event of an adjustment to the Purchase Price hereunder such adjustment shall be applied prorata to the Assets itemized thereon. Such allocations shall be binding on the parties and all income tax or other information returns, including IRS Form 8594 ("Asset Acquisition Statement Under Section 1060"), shall be filed in a manner consistent with such allocations.

            7. Closing. The consummation and closing of the transactions provided for herein ("Closing") shall take place on July 1, 1998 (the "Closing Date"); provided however that Buyer and Seller shall have shared access to the Stores commencing at 12:01 a.m. on Monday, June 29, 1998 (the "Entry Date") through the Closing Date for the purpose of completing Seller's closeout sales, cleaning, packing unsold merchandise, bringing in Buyer's new merchandise and other pre-Closing transitional activities, and Buyer shall be solely responsible for all employee wages, costs and benefits from and after the Entry Date, including without limitation the wages of all former employees of Seller who participate in such activities, regardless of whether such individuals are acting for Buyer or for Seller; provided that Buyer will provide reimbursement with respect to, but will not include on its payroll, employees of Seller that Buyer does not choose to hire; provided further that the Closing Date for the purchase of the Stores at 114 Colonial Park, Harrisburg, PA; 81 Viewmont, Scranton, PA; and 410 Neshaminy, Bensalem, PA (collectively, the "Initial Stores") shall be June 1, 1998. The aggregate purchase price for the Initial Stores shall be Ninety Thousand Dollars ($90,000) payable on June 1, 1998. Buyer and Seller shall cooperate with respect to closing documentation for the Initial Stores which shall be substantially similar to that contemplated by Sections 13 and 14 below.

            8.    Activities and Agreements Prior to Closing.

            (a) Between the date of this Agreement and the Closing Date, Seller shall:

                  (i) continue to operate the Business at the Stores and use the Assets in the ordinary and usual course of business and consistent with past practice; provided, however, that Seller shall be entitled to conduct such "inventory liquidation," or "change of ownership" or similar promotions as Seller desires;

                  (ii) consult with Buyer with respect to Seller's new leases, if any, and lease renewal issues.

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                  (iii) comply with all material provisions of the leases
for the Stores and applicable laws, rules and regulations.

                  (iv) promptly notify Buyer if Seller shall learn of any event, matter or condition which has come to their attention which would constitute at the Closing Date a material breach of any representation, warranty or covenant made by Seller in this Agreement or in any other agreement, document or instrument delivered in connection herewith or which would otherwise give rise to a claim of indemnification by Buyer against Seller.

                  (v) forward to Buyer a copy of: (A) any notice of default received or issued by the Seller under the leases for the Stores and (B) any written notice of violation of any law, rule or regulation received by Seller with respect to the Stores or the Assets.

                  (vi) notify Buyer of any material adverse change to any of the Stores or Assets.

                  (vii) from and after the Announcement Date agreed upon by Buyer and Seller as set forth in Section 17(m) below, permit Buyer and its representatives reasonable access to the Stores and Assets and all records relating to them, during business hours and upon reasonable prior written notice.

                  (viii) Seller shall mail, or otherwise provide for payment of, by May 25, 1998, all rent and other charges relating to the Stores due on or before June 1, 1998.

                  (ix) Seller shall provide to Buyer by June 17, 1998 (and by May 18, 1998 with respect to the Initial Stores): (A) reasonable details relating to rent and other charges under the Store leases, and
(B) payroll information, including without limitation, W-4 forms and social security numbers, relating to Store employees to the extent such information is not included in Schedule 10(f).

                  (x) In the event Closing does not occur, Seller and Shareholders shall be jointly liable to reimburse Buyer for any payments made by Buyer on account of July 1998 Store rent and related charges (other than with respect to the Initial Stores).

            (b) Between the date of this Agreement and the Closing Date, Seller shall not, without the consent of Buyer:
                  (i) except for assigning the leases for the Stores to Buyer, amend, modify, supplement, extend or terminate any of the Stores' leases or waive any rights thereunder.

                  (ii) make any material change in compensation or benefits of the employees of the Business.

                  (iii) enter into any contract, commitment or other transaction affecting the Assets, Stores or any of its current locations, other than in furtherance of the transaction contemplated in this Agreement or in the ordinary and usual course of business and consistent with past practice or as otherwise contemplated hereby.

            9. Non-Competition Agreement. As partial consideration for the Purchase Price, Seller, Shareholders, DMS and GKS shall execute non-competition agreements in the form attached hereto as Exhibit "D".

            10. Representations and Warranties of Seller. As a material inducement to Buyer to enter into this Agreement and to close hereunder, Seller makes the following representations and warranties to Buyer. In those cases where the following warranties and representations refer to "Seller's knowledge," this shall mean and be limited to the actual personal knowledge of Donald M. Sedgwick and Gregory K. Stapley, as of the date hereof, and shall not extend to the knowledge, express, implied or imputed, of any other person or organization:

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                  (a)   Corporate   Status;   Authority.   Seller   is  a
corporation duly organized, validly existing and in good standing under the laws of Nevada. Seller has the corporate power and authority to own its properties and to carry on the Business as it is now being conducted. Seller has the full power and authority to execute and deliver this Agreement and any and all other documents or instruments to be executed and/or delivered by Seller in connection herewith, including, but not limited to the assignments of the Stores' leases, subject to the landlords' consents (collectively, the "Purchase Documents"), and to perform its obligations hereunder and thereunder.

                  (b) Due Authorization; Validity of Agreement. The execution, delivery and performance of this Agreement and the Purchase Documents by Seller have been duly authorized and approved by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Buyer, constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. Assuming due execution and delivery by Buyer, the Purchase Documents will constitute the valid and binding obligations of Seller, enforceable against it in accordance with their respective terms.

                  (c) Title to Assets. Seller has good title to all the Assets, which at the time of transfer will be free and clear of all liens, mortgages, pledges, security interests, restrictions on transfer, prior assignments, encumbrances and claims (all of the foregoing are collectively referred to as "Liens"), except for the restrictions on transfer and assignment contained in the Stores' leases which have not been waived. None of the Assets is held by Seller on consignment. Attached as Schedule 10(c) are copies of all mortgages, UCC statements and any other documents evidencing Liens on the Assets (not including statutory landlord s liens or liens or security interests created by the Store leases which are not, to the best of Seller's knowledge, evidenced by UCC-1 filings) and a list of all secured parties holding Liens (not including statutory landlord s liens or liens or security interests created by the Store leases which are not, to the best of Seller's knowledge, evidenced by UCC-1 filings) on the Assets as of the date hereof.

                  (d) Leases. To the best of Seller's knowledge, all of the leases for the Stores are valid, binding and enforceable against Seller in accordance with their respective terms except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. Seller and, to the best of Seller's knowledge, all other parties to any of the Stores' leases have performed all obligations required to be performed to date under such leases and neither Seller nor, to the best of Seller's knowledge, any such other party is in default or in arrears under the terms thereof. To the extent such are contained in Seller's files, or are otherwise reasonably available to Seller, Seller has delivered to Buyer true and correct copies of all the Stores leases.

                  (e) Litigation. To the best of Seller's knowledge, Seller is not a party to or threatened with any suit, action, arbitration, administrative or other proceeding or any governmental investigation with respect to the Assets, the Stores or any Employees which would prevent the consummation of the transaction contemplated hereby; however, as of the date of this Agreement Seller is aware of the following claims:

                        (i) a suit by Sharen Langston, an employee of Seller's Store No. 331 in Victorville, California, alleging liability by Seller for injuries allegedly occurring in the course and scope of her employment which would have been covered by Worker s Compensation insurance but for an alleged lapse of Seller's coverage and the ensuing bankruptcy of the carrier; and

                        (ii) a small-claims court suit by Shirley Hill, customer of Seller's Store No. 308 in Mobile, Alabama, alleging defective product, fraud and misrepresentation;

                        (iii) a claim by R. Guerra, alleged customer of Seller's Store No. 204 in Harlingen, Texas, alleging defective product; and

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                        (iv)  a claim  by  Carla  Guess,  customer  of Bel Air
Mall in Mobile, Alabama alleging, inter alia, false imprisonment;

and Seller and Shareholders hereby agree to indemnify, defend and hold Buyer harmless for, from and against the foregoing claims and any and all such claims arising from the conduct of Seller's business at any of the Stores prior to the Closing Date in accordance with the provisions of
Section 16 below.

                  (f) Employees. Attached as Schedule 10(f) is a list of all Seller's Store employees (the "Employees") which identifies their names, addresses, respective employment status (full-time, part-time, leave of absence, etc.), and their respective gross rate of compensation, two-year wage history, two-year bonus and incentive program history, title, original date of hire and accrued unused vacation time, as reflected in Seller's current records. There are no written employment agreements, consulting or services agreements or severance agreements with respect to the Employees to which the Seller is a party or by which it is bound that will survive the Closing, and to the best of Seller's knowledge no Employee or former employee of any Store claims the existence of any such agreements, express or implied. There are no policies or, to the best of Seller's knowledge, understandings of the Seller rendering any of the Employees other than at-will employees. To Seller's knowledge, Seller maintains a good working relationship with the Employees. During the past 12 months there have been no, and currently there are no, strikes, slow downs, work stoppages, grievance proceedings, arbitrations or, to Seller's knowledge, material labor disputes involving the Employees, pending or, to the knowledge of Seller, threatened against or involving the Seller, except as set forth in Section 10(e) above.

                  (g) Attached as Schedule 10(g) are monthly sales reports for each Store for each month beginning April 1995.

                  (h) Agreement Not in Breach of Other Instruments Affecting Seller. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof by Seller, will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Seller under, any agreement, indenture or other instrument to which Seller is bound, any judgment, decree, order or award of any court, governmental body or arbitrator or any applicable law, rule or regulation; except that Buyer and Seller mutually acknowledge that the transfer of the Stores without prior landlord consent may, in some cases, constitute a default under the leases for such Stores and entitle such landlords to pursue remedies as provided in such leases.

                  (i) Brokerage Commissions. There is no corporation, firm or person entitled to receive from Seller any brokerage commission or finder's fee in connection with this Agreement or the transactions provided for herein.

            11. Representations, Warranties and Agreements of Buyer. As a material inducement to Seller to enter into this Agreement and to close hereunder, Buyer makes the following representations, warranties, and agreements to and with Seller:

                  (a) Corporate Status; Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to acquire the Assets to be acquired hereunder. Buyer has the full power and authority to execute and deliver this Agreement and the Purchase Documents and perform its obligations hereunder and thereunder.

                  (b) Due Authorization; Validity of Agreement. The execution, delivery and performance of this Agreement and the Purchase Documents have been duly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement by Seller, constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditor's rights generally or by general principles of equity. Assuming due execution and delivery by Seller, the Purchase Documents will constitute the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms.


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                  (c) Agreement Not in Breach of Other  Instruments.  The
execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof by Buyer, will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under, any agreement, indenture or other instrument to which Buyer is bound, any judgment, decree, order or award of any court, governmental body or arbitrator or any applicable law, rule or regulation.

                  (d) Brokerage Commissions. There is no corporation, firm or person entitled to receive from Buyer any brokerage commission or finder's fee in connection with this Agreement or the transaction provided for herein, and Buyer hereby agrees to indemnify, defend and hold Seller harmless for, from and against any and all claims to such a fee or commission made by any person claiming by or through Buyer.

            12.  Survival  of   Representations   and   Warranties.   All
representations and warranties of the parties hereto in this Agreement shall survive Closing until January 31, 2000.

            13. Closing Deliveries by Seller. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer the following:

                  (a)   [Intentionally Deleted.]

                  (b)   Non-Competition      Agreements.       Non-Competition
Agreements in the form of Exhibit "D", executed by Seller, the Shareholders, DMS and GKS.

                  (c) Bill of Sale and General Assignment. A Bill of Sale and General Assignment, in the form of Exhibit "E", executed by Seller, transferring to Buyer good title to all of the personal property included in the Assets.

                  (d) Store Lease Assignment. The Assignment and Assumption Agreement for each Store lease in the form of Exhibit "A", executed by Seller as to leases the assignment of which has not been consented to by the landlord prior to Closing (the "Non-consented Leases"), and a specific Assignment and Assumption Agreement with Lessor Consent Agreement for each Store lease received by Seller in form reasonably acceptable to Buyer, Seller and the applicable landlord on or before the Closing Date which is executed by the landlord, Buyer and Seller.

                  (e) Payoff Letter from Secured Lender. A payoff letter from any party holding a security interest in any of the Assets releasing such security interest and agreeing to execute Uniform Commercial Code UCC-3 termination statements and other documents as may be required to evidence the release of such security interest of record.

                  (f) Certified Corporate Resolutions. Corporate resolutions adopted by the board of directors of Seller and, if required by law, by the shareholders of Seller, certified by Seller's Corporate Secretary, approving this Agreement and the Purchase Documents and authorizing the consummation of the transactions contemplated hereby.

                  (g) Schedule of Security Deposits. A schedule of all security and construction deposits held by any landlords under the Store leases.

                  (h) Schedule of Insurance. A schedule of existing workers compensation insurance coverages for Employees and of liability policies covering the Business with evidence that Seller shall continue to be covered with respect to personal liability for events occurring prior to the Closing Date.

                  (i)  Assets.   All  of  the  Assets  capable  of  being
delivered in physical form shall be made available to Buyer at Seller's locations.

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


                  (j)   Shareholder;   Beneficiary.  The  Trust  is  the  sole
shareholder of Seller. The Beneficiary is the primary beneficiary of the Trust.

            14. Closing Deliveries by Buyer. On the Closing Date, Buyer shall deliver or cause to be delivered to Seller the following:

                  (a)   [Intentionally Deleted.]

                  (b)   Non-Competition    Agreements.    A    Non-Competition
Agreements, in the form of Exhibit "D", executed by Buyer.

                  (c) Store Lease Assignment. The Assignment and Assumption Agreement for each Non-consented Lease in the form of Exhibit "A", executed by Buyer and a specific Assignment and Assumption Agreement with Lessor Consent Agreement for each Store lease received by Seller or Buyer on or before the Closing Date which is executed by the landlord, Seller and Buyer.

                  (d) Certificates Confirming Approval of this Agreement. Officer's Certificates of Buyer, certifying that all necessary corporate action by Buyer has been taken to approve this Agreement and authorize the consummation of the transactions contemplated hereby.
                  (e) Additional Sums. Any additional funds not previously deposited under Section 4(a) or (b) which Escrow Agent requests in order to close the Escrow.

            15.   Covenants Extending Beyond Closing.

                  (a) Further Assurances. Seller and Shareholders agree to execute and/or obtain and deliver all such other instruments and take all such other action as Buyer may reasonably request from time to time, before or after the Closing Date and without payment of further consideration, in order to effectuate the transactions provided for herein, including, without limitation, the execution and delivery by Seller of such further instruments of conveyance and transfer as may be necessary to convey and transfer more completely to the Buyer the Assets being purchased hereunder; and the obtaining and filing of properly executed termination statements in each applicable jurisdiction as to any security interests that are currently of record. The parties shall cooperate fully with each other and with their respective counsel in connection with any steps required to be taken as part of their respective obligations under this Agreement.

                  (b) WARN Act Liability; Employees. Buyer intends, but shall have no obligation, to hire most of Seller's Employees. Seller shall provide Buyer with reasonable mutually agreeable access to Seller's supervisory Employees. Seller shall indemnify Buyer for any WARN Act liability

                  (c) Employee Benefits. Seller shall compensate all Employees for vacations earned or accrued through June 28, 1998 (May 31, 1998 with respect to the Initial Stores) in accordance with Seller's policies and shall provide all required COBRA notices. With respect to Employees hired by Buyer who had, on or immediately prior to the Closing Date, been receiving health or dental coverage with respect to themselves, their spouses and/or dependents under an employee welfare benefit plan maintained by Seller, Buyer agrees to cover, or make coverage available to, such Employees, spouses and/or dependents under Buyer's existing health and dental benefit arrangements, under the same terms as available to Buyer's other employees; provided, however, that such individuals, to the extent practicable, shall not be subjected to any waiting period or preexisting condition, limitation or exclusion. Seller shall have no responsibilities for any claims incurred under or premium payments with respect to such plans or arrangements.

                  (d) Gift Certificates; Store Credits; Coupons. For a period of six (6) months following the Closing Date, Seller shall reimburse Buyer for the amounts of any gift certificates, store credits and coupons actually issued by Seller prior to Closing, if any, which gift certificates, store credits and coupons were issued not more than one year prior to the date of honor and which have been honored by Buyer, within ten (10) days after Buyer has submitted proof that such gift certificates, store credits and coupons have been honored.

                  (e) Lay-Away and Store Deposits; Repairs. For a period of ninety (90) days following the Closing Date, Seller shall reimburse Buyer for any verifiable lay-away deposits or special order deposits accepted prior to Closing by any of the Stores which are honored by Buyer during such period, within ten (10) days of Seller's receipt of proof from Buyer that such lay-away deposits or special order deposits have been honored by Buyer. Seller shall use its best efforts to return all such deposits and complete repairs on or prior to the Closing and shall be responsible for repairs submitted prior or subsequent to the Closing Date. Seller shall provide to Buyer a telephone number at which Seller may be contacted by its customers to resolve all issues relating to such deposits and repairs.

                  (f) Security Deposits. Seller shall use reasonable efforts to obtain reimbursement from the landlords of the Stores of the security deposits and construction deposits made pursuant to the leases for such Stores and listed on the schedule delivered on the Closing Date; however, if Seller is unable to obtain such reimbursement, but the landlord acknowledges in writing that Buyer will receive credit for such deposits, Buyer promptly shall pay the amount of such security deposits and construction deposits to Seller.

                  (g) Store Leases. Buyer shall assume the obligations and liabilities of Seller under the Store leases, notwithstanding that the landlord parties to such leases have not consented to the assignment of such leases to Buyer as of the Closing Date. Seller shall pay all amounts owed to landlords under the Store leases through the day prior to the applicable Closing Date, excepting therefrom one-half of the amount of any Administrative Fees as provided for in Section 17(n), and Buyer shall pay all sums due from and after the applicable Closing Date. Buyer and Seller shall use their best efforts to obtain landlord consents from the remaining landlords on or before December 31, 1998. Buyer shall be responsible for obtaining landlord consents, provided however that for a period of six months after closing, for no separate consideration, Seller shall provide reasonable assistance in obtaining lease assignments and otherwise dealing with landlords on issues pertinent to such assignments and consents. Seller shall also use its best efforts to cause its licensed operators that desire to dispose of their locations to negotiate first with Buyer prior to transferring such locations to any third parties.

                  (h) Trust. The Trust shall not make any distributions to or for the benefit of any beneficiary other than the Beneficiary unless such other beneficiary agrees to be liable hereunder jointly and severally with the Beneficiary, but only to the extent of any distributions to or for the benefit of such other beneficiary from the Trust. Such other beneficiary shall also be entitled to the limitations on liability applicable to Shareholders set forth elsewhere in this Agreement.

            16.   Indemnification by Seller, Shareholders and Buyer.

                  (a) Indemnification by Seller. Seller and Shareholders shall jointly and severally defend, indemnify and hold Buyer and its officers, directors and shareholders harmless from and against any damage, claim, liability, loss, expense, cost or deficiency, including reasonable attorneys' fees and costs ("Damages") resulting from (i) any breach of any representation or warranty made by Seller in Section 10,
(ii) any claims incurred or benefits accrued on or prior to the Closing Date with respect to employee benefits and employee benefit plans under ERISA (the "Benefit Plans") maintained, sponsored or contributed to by Seller, any premiums or contributions due with respect to the Benefit Plans based on service on or prior to the Closing Date or the requirement to provide or make available to any employee who is terminated on or prior to the Closing Date any benefits under the Benefit Plans, including COBRA continuation coverage required under Section 4980B of the Internal Revenue Code of 1986 and (iii) the Retained Liabilities; provided that Seller and Shareholders shall have no liability related to the failure to have a Store lease assigned in excess of the Lease Assignment Adjustment, provided that they comply with Section 15(g).

                  (b) Indemnification by Buyer. Buyer shall defend, indemnify and hold Seller and its officers, directors and shareholders harmless from and against any Damages resulting from (i) any breach of any representation or warranty made by Buyer in Section 11, (ii) any WARN Act liability if more than the number of

Employees (excluding Employees at Seller' headquarters office) that would trigger such Act either are not offered employment by Buyer or are offered employment by Buyer and are terminated by Buyer within sixty (60) days after the Closing Date, (iii) the liabilities assumed pursuant to Section 3 and
(iv) the operation of the Stores and the employment of the Employees after Closing (each an "Indemnity Claim").

                  (c) Notice to Indemnifying Party. Promptly after the assertion of any claim by any governmental authority or other third party ("Third Party Claim") or the occurrence of any event which may give rise to a claim for indemnification under this Section 16, the indemnified party shall give the indemnifying party written notice of such event or Third Party Claim, including copies of any summons, complaint or other pleading which may have been served on the indemnified party and any written claim, demand, invoice, billing or other document evidencing or asserting a Third Party Claim.

                  (d) Third Party Claims. The rights of indemnification under this Section 16 with respect to any Third Party Claim shall be subject to the following terms and conditions:

                        (i) The indemnifying party, at its expense, shall have the sole and exclusive right to pay, compromise, settle or otherwise dispose of any Third Party Claim. Unless the indemnified party otherwise agrees, however, no such settlement shall limit, restrict or otherwise adversely affect the right of the indemnified party to carry on or conduct its business (then or in the future), or require any payment to be made by the indemnified party (except as may be paid or reimbursed by the indemnifying party). In addition, no settlement shall be entered into which does not include the delivery by the Third Party of a full and final release of the indemnified party from all liability in respect of such Third Party Claim.

                        (ii) The indemnifying party, at its expense, shall be entitled to participate in and to the extent it wishes, to direct the defense, including the selection of counsel reasonably satisfactory to the indemnified party, of any such Third Party Claim. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such counsel in the investigation, discovery and pre-trial phases, trial and appeal of such Third Party Claim. The indemnified party shall at all times have the right to participate in the defense of any Third Party Claim and to employ its own counsel, but the fees and expenses of such counsel shall be the indemnified party's own expense unless the employment of such counsel shall have been authorized by the indemnifying party in connection with the defense of any such Third Party Claim, or unless and so long as the indemnifying party shall not have employed counsel to have charge of the defense of any such Third Party
Claim within a reasonable period after notice thereof, in neither of which events such fees and expenses shall be borne by the indemnifying party.

                        (iii) Notwithstanding anything in this Section 16(d) to the contrary, if there is a reasonable probability that any Third Party Claim may materially and adversely affect the indemnified party, other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such Third Party Claim; provided, that the indemnifying party shall not be liable for any payment in settlement of any Third Party Claim without its prior consent, which shall not be unreasonably withheld.

                  (e) Limitations on Liability. The liability of the parties hereto under this Section 16 shall be subject to the following limitations:

                        (i) The indemnifying party shall not be obligated to indemnify the indemnified party under this Section 16 for Damages resulting from a breach or alleged breach of a representation or warranty in this Agreement if the indemnified party has not given the indemnifying party notice of such Damages prior to the expiration of the survival period for such representation or warranty as stated in Section 12.

                        (ii)  The   aggregate    liability   of   Seller   and
Shareholders under Section 16(a)(i) shall not exceed Three Million Dollars ($3,000,000).

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


                        (iii) No liability shall be enforced against the indemnifying party to the extent of any insurance proceeds that the indemnified party receives with respect to any Damages.

            17.   Miscellaneous.

                  (a) Indulgences, Etc. Neither the failure nor any delay on the part of any party to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or of any other right nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

                  (b)  Controlling  Law. This Agreement and all questions
relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (notwithstanding any conflict-of-law doctrines of any state to the contrary) and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

                  (c) Waiver. Any failure of Seller or Buyer to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Buyer in the case of any such failure by Seller or by Seller in the case of any such failure by Buyer, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 17(c).

                  (d) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or four (4) business days following the day when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

                        (i)   If to Sellers, Shareholders, DMS or GKS:

                              Sedgwick Sales, Inc.
                              1040 Calle Recodo
                              San Clemente, CA  92673
                   Attn: Donald M. Sedgwick, President

                              with a copy to:

                              Sedgwick Sales, Inc.
                              1040 Calle Recodo
                              San Clemente, CA  92673
                Attn: Gregory K. Stapley, General Counsel

                        (ii)  If to Buyer:

                              Piercing Pagoda, Inc.
                              3910 Adler Place
                              P.O. Box 25007
                              Lehigh Valley, PA  18002-5007
                              Attn:  John F. Eureyecko, President

                              With a copy to:

                              Wolf, Block, Schorr and Solis-Cohen
                              Twelfth Floor Packard Building
                  S.E. Corner 15th and Chestnut Streets
                       Philadelphia, PA 19102-2678
                    Attention: Jason M. Shargel, Esq.
            Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

                  (e) Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

                  (f) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. Seller may not assign any of their rights or obligations hereunder. Buyer may assign any or all of its rights hereunder to any affiliate of Buyer; provided, however, that Buyer shall remain responsible for the performance of all of their obligations under this Agreement notwithstanding any such assignment.

                  (g) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                  (h) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

                  (i) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

                  (j) Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

                  (k) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                  (l) No Third Party Beneficiaries. This Agreement shall inure to the benefit of the parties to this Agreement only and not to the benefit of any third party, including Seller's employees.

                  (m) Publicity. Without the prior written consent of the other, which either party may deny or delay in its sole, absolute and unfettered discretion, neither Buyer nor Seller, nor any officer, employee or other entity or person acting on their behalf, shall issue a press release or otherwise discuss, disclose or publicize, formally or informally, the execution of this Agreement or the pendency or consummation of the transaction contemplated hereby prior to 3:00 p.m. Eastern Daylight Time on May 18, 1998 (the "Announcement Time"); except that (i) Seller shall have the right to earlier confidentially disclose this Agreement and the transaction contemplated hereby to Sanwa Bank California in accordance with the terms of certain credit facilities between Seller and said bank; (ii) Seller may disclose the transaction to its regional managers and district managers on May 16, 1998 who will be instructed not to discuss the acquisition prior to noon on May 18, 1998;
(iii) Seller may inform the balance of its employees on May 18, 1998 pursuant to materials that include a communique from Buyer; (iv) Buyer may disclose the transaction to its regional managers and district managers on May 18, 1998 who will be instructed not to discuss the acquisition prior to noon on May 18, 1998; and (v) Buyer may issue a press release and make statements to analysts disclosing the acquisition on May 14, 1998 provided that such release and statements do not disclose the name of Seller. The parties shall mutually agree on the form and content of any press release or other public announcement regarding the execution of this Agreement or the consummation of the transaction contemplated hereby; provided that, except as provided above, no such announcement shall be made prior to the Announcement Time. The parties shall also coordinate with respect to notices to Employees and landlords, such notices to be made only from and after the Announcement Time.

                  (n) Expenses. The parties hereto shall each pay the expenses incurred by them in connection with the origin, negotiation and performance of this Agreement and the agreements contemplated hereby; provided, however, that Seller and Buyer shall each be responsible for one-half of the assignment, transfer, administrative or similar fees, only if any, to be paid to landlords of the Stores in connection with the assignment of the Stores' leases (herein "Administrative Fees").

                           [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.


                          PIERCING PAGODA, INC.


                                          By:
                                           John F. Eureyecko, President


                           SEDGWICK SALES, INC.


                                          By:
                                           Donald M. Sedgwick, President



                            Donald M. Sedgwick



                            Gregory K. Stapley



                           Virginia B. Sedgwick